EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                  by and among


                                 IA GLOBAL, INC.


                                       and


                            IA GLOBAL ACQUISITION CO.


                                       and


                        NANOCAT TECHNOLOGIES PTE LIMITED


                                   dated as of


                                9 February , 2005

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                                TABLE OF CONTENTS

1.  DEFINITIONS................................................................4
2.  PURCHASE AND SALE..........................................................8
    2.1.   Purchase and Sale of Assets.........................................8
    2.2.   Incidental Rights and Assets........................................9
    2.3.   Assumed Liabilities.................................................9
    2.4.   Retained Liabilities................................................9
    2.5.   Agreement to Purchase...............................................9
    2.6.   Consideration......................................................10
    2.7.   Liquidation of the Company.........................................11
3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND IAO.....................11
    3.1.   Organization.......................................................11
    3.2.   Authorization, Execution and Enforceability........................11
    3.3.   Absence of Restrictions, Conflicts and Required Consents...........11
    3.4.   Restriction on Assignment or Sale of Assets........................11
    3.5.   Ownership of Assets and Related Matters............................11
    3.6.   Legal Proceedings..................................................12
    3.7.   Compliance with Legal Requirements.................................12
    3.8.   Intellectual Property..............................................12
    3.9.   Disclosure.........................................................13
    3.10.  Disclosure.........................................................14
    3.11.  Disclaimer of Other Representations and Warranties.................14
4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................14
    4.1.   Organization.......................................................14
    4.2.   Authorization, Execution and Enforceability........................14
    4.3.   Absence of Restrictions, Conflicts and Required Consents...........14
5.  CERTAIN COVENANTS AND AGREEMENTS..........................................15
    5.1.   Access and Information.............................................15
    5.2.   Conduct of Business Pending Closing................................15
    5.3.   Notice; Efforts to Remedy; Reports.................................16
    5.4.   Taxes..............................................................16
    5.5.   Further Assurances.................................................16
    5.6.   Public Statements..................................................16
6.  CONDITIONS PRECEDENT TO THE CLOSING.......................................16
    6.1.   Conditions to Each Party's Obligations.............................16
    6.2.   Conditions to the Obligations of the Company.......................17
    6.3.   Conditions to the Obligations of Purchaser.........................17
7.  CLOSING...................................................................18
    7.1.   Closing Date.......................................................18
    7.2.   Closing Steps......................................................18

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8.  INDEMNIFICATION...........................................................18
    8.1.   Survival...........................................................18
    8.2.   Indemnification Provisions for Benefit of the Purchaser............19
9.  TERMINATION...............................................................19
    9.1.   Termination........................................................19
    9.2.   Effect of Termination..............................................20
10. NOTICES...................................................................20
11. MISCELLANEOUS.............................................................21
    11.1.  Attachments........................................................21
    11.2.  Entire Agreement...................................................21
    11.3.  Disclosure Schedules...............................................22
    11.4.  Enforcement of Agreement...........................................22
    11.5.  Succession and Assignment..........................................22
    11.6.  Number; Gender.....................................................22
    11.7.  Captions 22
    11.9.  Controlling Law; Integration; Amendment; Certain
             Construction Rules...............................................22
    11.9.  Counterparts; Execution and Delivery of Signature Pages............23
    11.10. No Third Party Beneficiary.........................................23
    11.11. Waiver 23..........................................................23

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into effective this 9th day of February, 2005, by and among IA GLOBAL, INC., a corporation organized and existing under the laws of the State of Delaware ("IAO"), IA GLOBAL ACQUISITION CO., a corporation organized and existing under the laws of that same state ("Company") and NANOCAT TECHNOLOGIES PTE LIMITED, Reg No. 200206435N a corporation registered under the laws of the Republic of Singapore ("Purchaser"). Each of IAO, the Company and the Purchaser shall hereinafter be referred to individually as a "Party" and collectively as "Parties".

                          W I T N E S S E T H T H A T :

         WHEREAS, QuikCAT Australia Pty Limited of 3/56 Mount Street, West Perth WA 6005, Australia ABN 82 106 946 043 ("QuikCAT Australia"), IAO and the Company are parties to a non-binding letter agreement dated December 20, 2004 ("Letter Agreement") which describes, subject to longer form definitive agreements to be negotiated by them in good faith, the general terms on which the Purchaser will acquire or have assigned to it certain of the assets or rights of the Company, including:

(a) all assets and rights acquired by IAO from QuikCAT.COM Inc, a Delaware corporation (being the then Debtor-In-Possession in Case No. 03-12179-H in the United States Bankruptcy Court for the Northern District of Ohio), pursuant to the Asset Purchase Agreement between those parties dated 13 April 2004 and approved by that court (the "Bankruptcy Assets");

(b) any and all rights, including Intellectual Property rights or rights to acquire Intellectual Property rights, obtained by IAO under the ICG Security Documentation executed by Innovative Computing Group, Inc, a corporation organized and existing under the laws of the State of Ohio ("ICG"), in favour of IAO and dated 5 February 2004 (the "Miliki Supercompressor Rights"); and

(c) any additions, developments and modifications to the assets and rights of the Company (including but not limited to the Bankruptcy Assets, the Kyocera Project and the Miliki Supercompressor Rights (also known as "Shrink")); and

(d) all right, title and interest of the Company in certain agreed Contracts.

         WHEREAS, the Parties desire to formalise the Letter Agreement by entering into this Agreement pursuant to which the Company proposes to sell to the Purchaser, and the Purchaser proposes to purchase, or have assigned to it, the assets and rights referred to above and assume certain of the accounts payable and other contractual liabilities and obligations of the Company as set out in this Agreement.

         WHEREAS, the Parties wish to make certain other agreements and undertakings;

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         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" of any Person (as hereinafter defined) means (i) any director, officer or employee of such Person, (ii) any direct or indirect holder of five percent (5%) or more of the outstanding capital stock of such Person,
(iii) any spouse, parent, sibling, or descendant of such Person, (iv) any trust, partnership, limited partnership or limited liability company, in whole or in part, for the benefit of, or owned by, such Person or any Person specified in clauses (i), (ii) or (iii) hereof, and (v) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

         "Ancillary Documents" means, collectively, the Company Ancillary Documents (as defined below) and the Purchaser Ancillary Documents (as defined below).

         "Assets" has the meaning given to it in clause 2.1.

         "Bankruptcy Assets" has the meaning given to it in paragraph (a) of the preamble to this Agreement.

         "Breach" means any violation or breach of, any misrepresentation or inaccuracy in, any default under, any conflict with, or any failure to perform or comply with any representation, warranty, covenant, obligation or other provision of, or any event which results in Liability or Encumbrance under this Agreement or any Ancillary Document, any Contract any Governing Document or other instrument or any event which with the passing of time or the giving of notice, or both, would constitute such a violation, breach, misrepresentation, inaccuracy, default, conflict or failure. When used with respect to this Agreement or any Ancillary Document, a "Breach" will also be deemed to include any occurrence or circumstance that is or was inconsistent with any representation, warranty, covenant, promise, obligation, duty under, or other provision of, this Agreement or such Ancillary Document, respectively.

         "Business" means the business of the Company in providing software that accelerates the transfer of data using the Internet and compresses data for the purposes of storage, and includes commercial activities concerning the use or exploitation of the Assets and the performance of the Assumed Contracts.

         "Business Day" means any day on which banks are not required to trade or authorized to close in Fairfax, Virginia.

         "Closing" has the meaning given to it in clause 7.1.

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         "Closing Date" has the meaning given to it in clause 7.1.

         "Company Ancillary Document" means each certificate, agreement, document and instrument executed and delivered by the Company in connection with the Contemplated Transactions.

         "Consent" means any consent, approval, ratification, registration, filing, application, notice, transfer, qualification, waiver or authorization of any kind of any Person.

         "Contemplated Transactions" means such transactions as are required to be consummated by the Parties hereto pursuant to this Agreement and the Ancillary Documents.

         "Contract" means any contract, agreement, purchase order, mortgage, promissory note, deed to secure debt, deed of trust, debt instrument, lease, easement, franchise, lease, license, commitment, arrangement, warranty, undertaking or understanding to which any Person is a party or bound or to which his, her or its property is subject, whether written or oral, and including each and every amendment, modification or supplement to any of them.

         "Customary Enforceability Limitations" means bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is sought or considered in a Proceeding in equity or at law).

         "Disclosure Schedule" means each Schedule which relates to a representation or warranty herein by any Party.

         "Encumbrance" means any charge, claim, condition, equitable interest, encumbrance, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or on the exercise of any other attribute of ownership.

         "Exhibit" means each written document which is labeled as an "Exhibit" or which is attached to and referenced in a written document labeled as an "Exhibit," and which is attached to, or placed underneath or adjacent to, the executed version of this Agreement.

         "Governing Documents" means, (a) with respect to the Company, the Company's certificate of incorporation and bylaws; (b) with respect to the Purchaser, the Purchaser's certificate of incorporation and bylaws; and (c) with respect to the Company or the Purchaser or any other Person (other than an individual natural person), any other indenture, trust, charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; all securityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person, or relating to the rights, duties and obligations of the stockholders, members, beneficiaries, trustees, partners or other Persons having legal or beneficial interests in such aforementioned Persons; and any amendment or supplement to any of the foregoing.

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         "Governmental Authorization" means any Consent, license, registration, plan, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body (as defined below) or pursuant to any Legal Requirement (as defined below).

         "Governmental Body" means, with respect to any Jurisdiction (as defined below) or combination of Jurisdictions, (i) any federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (ii) any multi-national organization or body; (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power over such Jurisdiction, with respect to its Persons, properties or otherwise; and (iv) any official of any of the foregoing.

         "ICG Letter Agreement" means the letter agreement by and between IAO and ICG dated 5 February 2004.

         "ICG Security Agreement" means the Security Agreement dated 5 February 2004 between ICG and IAO executed in conjunction with the issuance of the Secured Promissory Note.

         "ICG Security Documentation" means the ICG Security Agreement, ICG Letter Agreement and Secured Promissory Note.

         "Intellectual Property" means (a) all discoveries, innovations, inventions and all improvements thereto and all classes and types of patents, including, without limitation, utility models, utility patents and design patents, and all patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress and logos, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship and all copyrights therein, whether such works are published or unpublished works, and all applications, registrations and renewals in connection therewith, (d) all trade secrets, know-how, product prototypes, and all proprietary, technical and non-technical data and information, including, without limitation, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related code and software other than commercially available "off-the-shelf" software, (f) all domain name registrations and URL addresses, (g) all other recognizable equivalent proprietary rights, and (h) all copies and tangible embodiments of the foregoing, whether arising under the laws of the United States or any other Jurisdiction.

         "Internet Accelerator Agreement Deed of Variation" shall mean the deed of variation to the Internet Accelerator Agreement between IAO, the Company and QuikCAT Australia dated the same date as this Agreement.

         "Jurisdiction" means any nation, state, commonwealth, judicial circuit, region, county, city, town, village, district or other jurisdiction;

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         "Knowledge": An individual natural person shall be deemed to have
"Knowledge" of a particular fact or other matter if:

         (a) such individual natural person is actually aware of such fact or other matter; or

         (b) a prudent individual natural person in a similar position could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation regarding the accuracy of any representations or warranties contained in this Agreement, which investigation such prudent individual natural person shall be deemed to have conducted.

A Person (other than an individual natural person) will be deemed to have "Knowledge" of a particular fact or other matter if any individual natural person who is serving, or who has at any time served, as a director, officer, partner, manager, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter (under the standards set forth in clauses (a) and/or (b) above), provided that in the case of each of IAO and the Company such Persons shall be deemed to have "Knowledge" of a particular fact or other matter only if Alan Margerison or Mark Scott has Knowledge of such fact or matter under the standards set forth in clauses (a) and/or (b) above.

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, rule, regulation, ordinance, principle of common law or treaty.

         "Letter Agreement" has the meaning given to it in the preamble to this Agreement.

         "Liability" means, with respect to any Person, any claim, loss (including diminution in value), cost, expense, penalty, fine, judgment, damage, liability, loss of rights, or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person and whether or not involving a third party claim.

         "Material Adverse Effect" means any state of facts, event, development, change or effect that either individually or together with any other state(s) of fact, event(s), development(s), change(s) or effect(s) has had or could reasonably be expected to have, a material adverse effect on the Assets taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

         "Miliki Supercompressor Rights" has the meaning given to it in paragraph (c) of the preamble to this Agreement.

         "Non-Governmental Authorisation" has the meaning given to it in clause 3.6.

         "Notice" has the meaning given to it in clause 9.

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         "Order" means any order, injunction, judgment, decree, ruling, writ or arbitration award of any Governmental Body or arbitrator.

         "Ordinary Course of Business" means any action taken by the Company with respect to the Business if such action is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Business.

         "Person" means any individual natural person and any partnership, limited liability company, corporation, trust, government agency or governmental subdivision and any other legal entity.

         "Proceeding" means any claim, action, arbitration, audit, hearing, investigation of which the Person making a representation or warranty has Knowledge, litigation or suit (whether civil, criminal, administrative or judicial, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator, or which seeks or requests the issuance of an Order.

         "Purchase Price" has the meaning given to it in clause 2.6.2.

         "Purchaser Ancillary Document" means each certificate, agreement, document and instrument executed and delivered by the Purchaser in connection with the Contemplated Transactions.

         "Purchaser Security Agreement" means an agreement between the Purchaser and IAO creating a first priority security over the Assets in favour of IAO in the form contemplated in clause 2.6.

         "Secured Promissory Note" means the secured promissory note executed by ICG in favour of IAO dated 5 February 2004.

         "Share Sale Agreement Deed of Variation" means the deed of variation to the Share Sale Agreement between IAO, the Company, QuikCAT Australia and Marie-Rose Pontre dated the same date as this Agreement.

         "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) and all other taxes of any kind for which a Person may have any Liability imposed by a Governmental Body, whether disputed or not.

         "Uncured Breach" means, with respect to any Breach of any representation, warranty, covenant or agreement in this Agreement, a Breach which is not cured within ten (10) Business Days following the receipt by the Breaching Party of notice of such Breach.

2.       PURCHASE AND SALE.

         2.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing Date, the Company shall grant, sell, convey, assign, transfer and

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deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Company, all of the Company's right, title and interest in and to:

                  2.1.1. the Bankruptcy Assets;

                  2.1.2. the Miliki Supercompressor Rights;

                  2.1.3. those additions, modifications and developments to the above assets and rights of the Company that are the property of the Company as at the date of this agreement and any further additions, modifications and developments to the above assets and rights of the Company between the date of this agreement and the Closing Date, as collectively to be documented by the Parties in a document to be entitled "Agreed Additions, Modifications and Developments prior to Closing" and initialed by the parties for identification on Closing, whether those rights are real, personal and mixed, tangible or intangible and wherever situated (which assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of any Encumbrances other than the Assumed Liabilities.

         2.2. Incidental Rights. Without limiting clause 2.1 above, the Parties agree that the Assets shall include:

         2.2.1. Without compromise to the obligation on the Company to deliver the Assets free from any Encumbrance pursuant to clause 2.1, all rights to causes in action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company with respect to the Assets or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; and

                  2.2.2. All rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Company relating to any Asset, and all rights to proceeds under insurance policies with respect to any Asset.

         2.3. Assumed Liabilities. Except as set forth in this Section 2.3, the Purchaser shall not assume any Liabilities of the Company, whether or not related to the Assets. As the sole exception to the foregoing, on the Closing Date, the Purchaser shall assume and agree to discharge only the following specifically enumerated obligations and liabilities of the Company (collectively, the "Assumed Liabilities"):

                  2.3.1. Any Liability arising from the ownership, use or operation of any Asset by the Purchaser after the Closing Date.

         2.4. Retained Liabilities. "Retained Liabilities" shall mean every Liability of the Company other than the Assumed Liabilities. All of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Company.

         2.5. Agreement to Purchase. On the Closing Date, the Purchaser shall purchase the Assets from the Company and assume the Assumed Liabilities, upon and subject to the terms

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and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Company contained herein.

         2.6. Consideration.

                  2.6.1. Deposit. The Purchaser shall deliver a deposit to the Company of $25,000 by wire transfer of immediately available U.S. funds on execution of this Agreement (the "Deposit"), which for the avoidance of doubt comprises that part of the Purchase Price referred to in clause 2.6.2(a) below. The deposit will be non-refundable unless: (1) this Agreement does not close due to lack of good faith by or the default of the Company or IAO, or (2) any event occurs or circumstance arises in relation to the Company subsequent to the date of this Agreement and prior to Closing that has a Material Adverse Effect.

                  2.6.2. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration of the transfer of the Assets and the other undertakings of the Company hereunder, the purchase price (the "Purchase Price") for the Assets (in addition to the Purchaser's assumption of the Assumed Liabilities, the variations described in sub-clause 2.6.4 below and the creation of the security described in sub-clause 2.6.5 below) shall be $650,000 comprised and paid by the Purchaser to the Company by wire transfer of immediately available U.S. funds as follows (subject to satisfaction of the conditions precedent described in clause 6 in so far as (b) through (e) below are concerned):

                  (a) the Deposit, in accordance with clause 2.6.1 above;

                  (b) $105,000 on Closing;

                  (c) $220,000, within 15 days after Closing;

                  (d) $100,000, within 60 days after Closing; and

                  (e) $200,000, within 75 days after closing.

                  2.6.3. Deeds of Variation. Each Party agrees:

                  (a) to the extent it is a party, to execute; and

                  (b) otherwise, to use its best endeavours to procure the execution of,

                  the Internet Accelerator Agreement Deed of Variation and the Share Sale Agreement Deed of Variation, and comply with the terms set out in those deeds in so far as those terms concern it as though a right, obligation or undertaking affecting it under those deeds was a right, obligation or undertaking affecting it under this Agreement.

                  2.6.4. Purchaser Security Agreement. The Purchaser will promptly following Closing grant to IAO, if requested by IAO prior to or on the Closing Date, a first priority, perfected security interest in the Assets to be discharged when all installments of the Purchase Price are paid. Costs associated with the Purchaser Security Agreement, including without

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limitation those associated with negotiation and execution or any Taxes levied on or in respect of it or any supply made or deemed to be made under it, will be paid by IAO.

         2.7. Deactivation of the Company. IAO agrees to make best efforts to deactivate Company no later than 31 December 2005.

3.       REPRESENTATIONS AND WARRANTIES OF the coMPANY aND IAO.

         Each of IAO and the Company jointly and severally hereby represent and warrant to the Purchaser as follows:

         3.1. Organization. Each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform this Agreement and the Company Ancillary Documents. IAO and the Company are each duly qualified to transact business and are in good standing as foreign corporations in each such Jurisdiction in which they are doing business.

         3.2. Authorization, Execution and Enforceability. Each has all corporate power to execute and deliver this Agreement and will have all corporate authority necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by IAO and the Company, and assuming that this Agreement constitutes a valid and binding agreement of the Purchaser, constitutes a valid and binding agreement on IAO and the Company, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by Customary Enforceability Limitations.

         3.3. Absence of Restrictions, Conflicts and Required Consents. Neither the execution and delivery of this Agreement by IAO or the Company, the performance of its obligations hereunder nor the consummation of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of their respective certificates of incorporation or bylaws, (b) assuming that all consents, approvals and notices contemplated by this Agreement have been obtained and all filings described therein have been made, (i) conflict with or violate any Legal Requirement or Order or other binding requirements of any Governmental Body applicable to them or by which their properties are bound or affected; or (ii) result in any Breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of IAO or the Company pursuant to any bond, Contract, permit or other instrument or obligation to which either of them is a party or by which either of them or any of their properties are bound or affected.

         3.4. Restriction on Assignment or Sale of Assets . The Company warrants that it is not aware of any restriction on assignment or sale of any Asset which might reasonably be anticipated to impede the assignment or sale of that Asset or any Government Authorization or Non-Government authorization that is required to enable such assignment or sale to take place.

         3.5. Ownership of Assets and Related Matters. The Company has good, marketable and valid title to the Assets and each Asset is free and clear of any Encumbrance. On the Closing Date, the Purchaser shall acquire all of the Company's right, title and interest in, to

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and under (subject to such being assumed and assigned in accordance herein), all of the Assets, in each case free and clear of Encumbrances other than the Assumed Liabilities. Without limitation to the foregoing, the Company has acquired from IAO and as at the date of this Agreement has good, marketable and valid title to the Assets, free and clear of any Encumbrance.

         3.6. Legal Proceedings. There are no pending Proceedings relating to or involving the Assets or the Assumed Liabilities and, to the Knowledge of the Company, no such Proceeding is threatened. No event has occurred or circumstance exists that may (with or without notice or the passing of time or both) give rise to or serve as the basis for any Proceeding against or involving or relating to the Assets or the Assumed Liabilities that is likely to have a Material Adverse Effect.

         3.7. Compliance with Legal Requirements. The Company is in compliance in all material respects with all applicable Legal Requirements to which the use of the Assets is subject. The Company is neither presently charged with, and the Company has not received any notice (whether written or oral) of, any actual or alleged violation of any Legal Requirement involving or relating to the Assets, nor under governmental investigation with respect to any such actual or alleged violation.

         3.8. Intellectual Property.

                  3.8.1. The Company owns, free and clear of all Encumbrances, and has the right to convey, assign, transfer and deliver to the Purchaser pursuant to clause 2, all of the Intellectual Property comprised in the Assets ("Assigned Intellectual Property").

                  3.8.2. Without limitation to 3.8.1, the Company warrants that to the Knowledge of the Company:

                  (a) the Miliki Supercompressor Rights created in favour of IAO under the ICG Security Documentation have, in their entirety and without reservation, exclusion or exception, been assigned by IAO to the Company;

                  (b) the assignment referred to in sub-clause (a) above was valid and permitted by all instruments previously dealing with or affecting the creation, transfer and conveyance of the Miliki Supercompressor Rights, including the ICG Security Documentation;

                  (c) it is as at the date of this Agreement the owner, free and clear of all Encumbrances, and has the right to convey, assign, transfer and deliver to the Purchaser pursuant to clause 2, the Miliki Supercompressor Rights including any rights by which exercise the Miliki Supercompressor Rights may be crystallised;

                  (d) there will, upon Closing, be no legal or other impediment to the exercise by the Purchaser of all rights enjoyed by the Company under ICG Security Documentation immediately prior to Closing and to the full extent that those rights were so enjoyed by the Company; and

                  (e) an Event of Default (as that term is used in the Secured Promissory Note) exists as at the date of this Agreement and that Event of Default entitles the Company to without further contingency or act, omission or default of ICG or Dr Olurinde E. Lafe, exercise its rights to the release of the Security (as that term is defined in the ICG Letter Agreement) and the Collateral (as that term is defined in the ICG Security Agreement) and immediately enjoy the perpetual license to any patents to which that Security relates, in the manner described in paragraph 3(b)(iii) of the ICG Letter Agreement.

                  3.8.3. To the Knowledge of the Company no Proceedings are pending and none have been threatened against the Company by any Person with respect to the Company's use of any of the Assigned Intellectual Property, or challenging or questioning the validity or enforceability of any Contract relating to the same. To the Knowledge of the Company the current use by the Company of the Assigned Intellectual Property does not infringe or violate the rights of any Person.

                  3.8.4. To the Knowledge of the Company the Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner, licensor, or other claimant to any Intellectual Property rights for use of the Assigned Intellectual Property.

                  3.8.5. The Company has not received any communications alleging that it has Breached any Intellectual Property rights of any Person, nor, upon due inquiry, is the Company aware of any basis for the foregoing. To the Knowledge of the Company the Assigned Intellectual Property does not infringe the Intellectual Property rights of any Person.

                  3.8.6. The execution, delivery and performance of this Agreement will not constitute a Breach of any license or other Contract involving the Assigned Intellectual Property, nor will it cause or give a right of forfeiture or termination of any Assigned Intellectual Property.

                  3.8.7. To the Knowledge of the Company there is no unauthorized use, infringement, or misappropriation of any of the Assigned Intellectual Property by any Person, including any employee, former employee, independent contractor, or consultant of the Company. The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in and to the Assigned Intellectual Property. To the Knowledge of the Company each person having access to or developing the Assigned Intellectual Property or otherwise performing services, directly or indirectly, for the Company, have executed and delivered an agreement regarding the protection of proprietary information of the Company, and an assignment to the Company of all Intellectual Property rights arising from the services performed by such Persons to the extent not already provided for under applicable Legal Requirements. To the Knowledge of the Company no current or prior officer, employee or consultant of the Company claims or has a right to claim an ownership interest in any of the Assigned Intellectual Property as a result of having been involved in the development or licensing of any such rights while employed by or consulting to the Company.

         3.9. Disclosure. The Company has made such written enquiries of Dr Olu Lafe, Debbie Harris and Eric Graham as a prudent individual natural person in the position of the Company would be expected to make in the course of conducting a reasonable investigation regarding the accuracy of any representations or warranties contained in this Agreement, and has provided a copy of the written responses to the Purchaser.

         3.10. Disclosure. No representation or warranty or other statement made by the Company in this Agreement (including the Schedules hereto) or in any Company Ancillary Document contains any untrue statement of fact or omits to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

         3.11. Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE "ASSETS"), LIABILITIES OR OPERATIONS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 3, PURCHASER IS PURCHASING THE ASSETS ON AN "AS-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE "ASSETS" AND NONE SHALL BE IMPLIED IN LAW OR IN EQUITY.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         The Purchaser hereby represents and warrants to the Company as follows:

         4.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Singapore and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification.

         4.2. Authorization, Execution and Enforceability. The Purchaser has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate proceedings on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming that this Agreement constitutes a valid and binding agreement of the Company and IAO, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except for Customary Enforceability Limitations.

         4.3. Absence of Restrictions, Conflicts and Required Consents. Neither the execution and delivery of this Agreement by the Purchaser, the performance of its obligations hereunder, nor the consummation of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of the Purchaser's certificate of incorporation or bylaws, (b) assuming that all consents, approvals and notices contemplated by this Agreement have been obtained and all filings described therein have been made, (i) conflict with or violate any Legal Requirement or Order or other binding requirements of any Governmental Body applicable to the Purchaser or by which its properties are bound or affected; or (ii) result in any Breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Purchaser pursuant to any bond, Contract, permit or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties are bound or affected.

5.       CERTAIN COVENANTS AND AGREEMENTS.

         Each of the Parties hereto shall comply with the following covenants and agreements to the extent applicable to such Party (unless compliance is hereafter waived in writing in accordance with this Agreement):

         5.1. Access and Information. Prior to the Closing Date, the Purchaser may make such investigation of the Assets, the Business, any of the Contracts of the Company and the Company as the Purchaser may desire and, upon reasonable notice, the Company shall give to the Purchaser and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to all properties, equipment, Contracts, books and records, and other information relating to the Business, and the Company shall furnish to the Purchaser and its counsel, accountants and other representatives all copies of documents and information relating to the Business as such Persons may reasonably request, provided, however, that (i) any such access shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business and shall be at the expense of the Purchaser,
(ii) the Company shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) the Company need not supply the Purchaser with any information which the Company is under a legal obligation not to supply, and (iv) the Purchaser shall use its reasonable endeavours to conduct such investigations, and the Company shall use its reasonable endeavours to assist and facilitate those investigations occurring, promptly.

         5.2. Conduct of Business Pending Closing. From the date of this Agreement to the date that all of the Assets have been transferred to the Purchaser (the "Transfer Date"), which date shall in no event be later than five
(5) days following the Closing Date, the Company shall Carry on the Business in the Ordinary Course of Business as previously conducted, not enter into any Contract which in any material way diminishes the ability of the Purchaser to derive full commercial benefit subsequent to Transfer Date from the use and enjoyment of the Assets or which otherwise gives rise to a Material Adverse Change, not transfer, license or permit to lapse any rights to the use of any of the Assigned Intellectual Property, and not take any action, or omit to take any action, which would cause any of the representations or warranties in Section 3 to be untrue or incorrect in any respect; and not authorize any of, or commit or agree to take any of, the foregoing actions that the Company has agreed not to take.

         5.3. Notice; Efforts to Remedy; Reports. Each Party shall promptly give Notice to the other Party upon becoming aware of the impending occurrence of any event which would cause or constitute a Breach of any of the representations, warranties or covenants of such Party contained in this Agreement and shall use commercially reasonable efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Closing Date, the Company shall report to the Purchaser on the general status of the ongoing operations of the Business.

         5.4. Taxes. The Purchaser shall pay the Purchase Price free and clear of withholding or deduction for any Taxes.

         5.5. Further Assurances . Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the sale and assignment of Assets in accordance with this Agreement, including using commercially reasonable efforts to ensure timely satisfaction of the conditions precedent to each Party's obligations hereunder. Neither the Company, on the one hand, nor the Purchaser, on the other hand, shall without the prior written consent of the other Party take any action which would reasonably be expected to prevent or materially impede, interfere with, or delay the Contemplated Transactions. From time to time, on or after the Closing Date, the Company shall use reasonable efforts, at the Purchaser's expense, to execute and deliver such documents to the Purchaser as the Purchaser may reasonably request in order to more effectively vest in the Purchaser the Company's title to the Assets. From time to time after the date hereof, the Purchaser shall use reasonable efforts, at the Company's expense, to execute and deliver such documents to the Company as the Company may reasonably request in order to more effectively consummate the sale of the Assets or assignment of the Assigned Intellectual Property and the assumption and assignment of the Assumed Liabilities and the Assumed Contracts in accordance with this Agreement.

         5.6. Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the Contemplated Transactions, except that a Party may make disclosures with respect to this Agreement and the Contemplated Transactions to the extent required by law or by the rules or regulations of any securities exchange or commission.

6.       CONDITIONS PRECEDENT TO THE CLOSING.

         6.1. Conditions to Each Party's Obligations. The respective obligations of the Company and the Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver) on or prior to the Closing Date of each of the following conditions:

                  6.1.1. The Internet Accelerator Deed of Variation and Share Sale Agreement Deed of Variation shall have been validly executed.

                  6.1.2. No Proceeding by any Governmental Body or other Person shall have been instituted and shall be pending on the Closing Date, which (i) questions the validity or legality of any of the Contemplated Transactions; (ii) seeks material damages against the Purchaser (or its Affiliates) or the Company, or (iii) imposes any restraint or restriction on the Purchaser's ability to use or exploit the Assets following the Closing.

         6.2. Conditions to the Obligations of the Company. The obligations of the Company to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by the Company:

                  6.2.1. (a) Each of the representations and warranties of the Purchaser set forth in Section 4 shall be true and correct in all material respects, without regard to whether the Purchaser has, had or hereafter acquires Knowledge that any such representation or warranty is not true or correct, as of the date hereof and as of the Closing Date, as though made again on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date other than the date of this Agreement in which case such representations and warranties shall be true and correct in all material respects as of such date).

                  6.2.2. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by the Purchaser under this Agreement at or prior to the Closing Date.

                  6.2.3. The Purchaser shall have delivered or caused to be delivered (and if applicable, shall execute or cause to be executed) the documents, certificates and instruments required to be delivered or caused to be delivered by the Purchaser at the Closing pursuant to Section 7.2.

                  6.2.4. Marie-Rose Pontre of 3/56 Mount Street, Perth, Western Australia 6005 Australia, shall have transferred to IAO all of the shares owned by her in the Company for $250.00.

         6.3. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by the Purchaser:

                  6.3.1. The Purchaser has completed, to its satisfaction, the investigations described in clause 5.1.

                  6.3.2. (a) Each of the representations and warranties of the Company set forth in Section 3 shall be true and correct in all material respects, without regard to whether the Company has, had or hereafter acquires Knowledge that any such representation or warranty is not true or correct, as of the date hereof and as of the Closing Date, as though made again on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date other than the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date).

                  6.3.3. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                  6.3.4. Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred.

                  6.3.5. The Company shall have delivered to the Purchaser satisfactory evidence that any and all Encumbrances affecting the Assets (other than Assumed Liabilities) have been released.

                  6.3.6. The documents, certificates, instruments and opinions required to be delivered or caused to be delivered at the Closing pursuant to
Section 7.2 shall have been delivered.

7.       CLOSING.

         7.1. Closing Date. The closing of the Contemplated Transactions (the "Closing") shall take place at the offices of Arnold & Porter LLP, 1600 Tysons Boulevard, Suite 900, McLean, Virginia 22102 or an alternative location acceptable to the Purchaser. The Closing shall occur within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Section 6, or on such other date as the Parties may agree (such date, the "Closing Date"). The Parties shall use their reasonable endeavours to achieve Closing on or by 28 February 2005.

         7.2. Closing Steps. The following actions shall be taken, in the following order:

                  7.2.1. Delivery of the Bill of Sale and Assignment and Assumption Agreement. The Company and the Purchaser shall each execute and deliver to the other a bill of sale for those components of the Assets which are tangible personal property and an acceptable assignment of all of the Assets which are intangible personal property.

                  7.2.2. Delivery of Intellectual Property Assignment. The Company shall execute and deliver to the Purchaser acceptable assignments of all Assigned Intellectual Property assets, copyrights, marks and patents.

                  7.2.3. Delivery of Other Ancillary Documents. The Company shall execute and deliver all Company Ancillary Documents not otherwise identified in this Section 7.2 and the Purchaser shall execute and deliver all other Purchaser Ancillary Documents not otherwise identified in this Section 7.2.

8.       INDEMNIFICATION.

         8.1. Survival All representations, warranties, covenants and obligations in this Agreement or in any agreement, instrument or other document delivered in connection herewith shall survive the execution and delivery hereof, the consummation of the transactions contemplated and any investigation or audit conducted by any Party hereto. Notwithstanding the preceding sentence, neither party may make or assert any claim under any representation or warranty of the other Party contained herein later than six months after the Closing Date, except a claim under any representation or warranty of the other Party that arises out of gross negligence or wilful misconduct or fraud of that other Party, provided that any claims made or asserted by a Party within the applicable time period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied. All statements contained in any officer's certificate delivered by or on behalf of any Party hereto to this Agreement shall constitute and have the same force and effect as the representations and warranties of such party set forth herein.

         8.2. Indemnification Provisions for Benefit of the Purchaser (a).

                  8.2.1. IAO and the Company jointly and severally shall indemnify, defend and hold harmless the Purchaser and its Affiliates from and against any and all Liability the Purchaser or any such Affiliate may suffer through and after the date of the claim for indemnification (including any Liability the Purchaser or such Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by any breach of a representation or warranty of IAO or the Company contained in this Agreement; provided however, that in no event shall the total obligation of IAO and the Company jointly and severally to indemnify the Buyer and its Affiliates from and against Liabilities exceed $650,000 in the aggregate and the Purchaser shall not be entitled to assert a claim until the Purchaser's total damages exceed $50,000 and then only for the excess above $50,000..

                  8.2.2. IAO and the Company shall indemnify, defend and hold harmless the Purchaser and its Affiliates from and against any and all Liabilities the Purchaser and such Affiliate may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by any Retained Liability.

                  8.2.3. The right to obtain indemnification from IAO and the Company pursuant to the indemnification provisions of this Section 8.2 shall be Purchaser's exclusive remedy for any breach by IAO or the Company of the terms of this Agreement or Liabilities described in Section 8.2.1, except for gross negligence or wilful misconduct or fraud or for any breach or Liabilities arising out of or related to gross negligence or wilful misconduct or fraud.

9.       TERMINATION.

         9.1. Termination. This Agreement may be terminated at any time prior to the Closing, under the provisions of any of the following sub-sections of this
Section 9.1 which are applicable:

                  9.1.1. By mutual written agreement of the Purchaser and the Company;

                  9.1.2. By the Company by Notice to the Purchaser, if the Purchaser is in Uncured Breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

                  9.1.3. By the Purchaser, by Notice to the Company if the Company is in Uncured Breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

                  9.1.4. By either the Company on the one hand, or the Purchaser, on the other hand, by Notice to the other, if a Governmental Body or any other Person enters an Order holding, or if a Governmental Body or any other Person initiates a Proceeding seeking to deem any portion of this Agreement unenforceable or to prohibit or adversely affect the Contemplated Transactions; or

                  9.1.5. By either the Company on the one hand, or the Purchaser, on the other hand, by Notice to the Purchaser, or to the Company, as applicable, if for any reason other than due to lack of good faith by or the default of the party giving the notice the Closing has not occurred on or before 31 May 2005 (the "Termination Date");

The Termination Date may be extended by agreement of each of the Parties hereto.

         9.2. Effect of Termination. Except as provided in this Section 8.2, in the event of termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or its respective Affiliates, except for the obligations under Sections 5,8 and 9, all of which shall survive any such termination. Upon termination, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from Liability for any Breach of any covenant or agreement in this Agreement by such Party occurring prior to the termination of this Agreement.

10.      Notices.

         All notices, communications and deliveries required or permitted hereunder ("Notices") shall be made in writing signed by the Party making the same, shall specify the Section hereunder pursuant to which the same is given or being made, and shall be delivered personally or sent by telecopy transmission, registered or certified mail, or by any internationally recognized overnight delivery service (with postage and other fees prepaid) as follows:

         To IAO:                        IA Global, Inc.
                                        Attn.: Mark Scott
                                        533 Airport Boulevard, Suite 400
                                        Burlingame, CA  94010, U.S.A.
                                        Telephone No.: (650) 685-2402
                                        Facsimile No.: (650) 685 2404

         To the Company:                IA Global Acquisition Co.
                                        Attn.:Mark Scott
                                        533 Airport Boulevard, Suite 400
                                        Burlingame, CA  94010, U.S.A.
                                        Telephone No.: (650) 685-2402
                                        Facsimile No.: (650) 685 2404
with a required copy transmitted in like, simultaneous copy transmitted in like manner to:

                                        Arnold & Porter LLP
                                        Attn.:  Kevin J. Lavin, Esq.
         manner to:                     1600 Tysons Boulevard, Suite 900
                                        McLean, VA 22102, U.S.A.
                                        Telephone No.:  +1 703 720-7011
                                        Facsimile No.:  +1 703 720-7399

         To the Purchaser:              NANOCAT Technologies Pte Limited.
                                        Attn.: David Yeung
                                        128A Tanjong Pagar Road
                                        Singapore
                                        Telephone No.: (65) 6223 7979
                                        Facsimile No.: (65) 6222 7979

with a required copy transmitted in like, simultaneous copy transmitted in like manner to:

                                        Gilbert + Tobin Lawyers
                                        Attn.:  Peter G. Leonard.
                                        2 Park Street
                                        Sydney 2000, NSW,
                                        Telephone No.:  +61 2 9263 4003
                                        Facsimile No.:  +61 2 9263 4111

or to such other representative or at such other address of a Party of which a Party hereto may hereafter give Notice to the other Party in writing. Notices shall be effective upon the date of delivery or refusal of delivery, if given by personal delivery, registered, certified or express mail or courier delivery, or upon transmission by facsimile transmission, if (i) the addressee confirms by telephone or electronic means that the facsimile transmission in question was received in legible form or (ii) responds to the communication in the facsimile transmission in question without indicating that it was not received in legible form.

11.      MISCELLANEOUS.

         11.1. Attachments. All Schedules attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         11.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties hereto and supersedes any prior understandings, agreements, or representations by or among the Parties hereto, written or oral, to the extent they related in any way to the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not supersede any other Contracts between or among the Parties hereto entered into on or after the date hereof, whether or not relating in any way to the subject matter hereof.

         11.3. Disclosure Schedules. The statements in the Disclosure Schedules relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will take priority.

         11.4. Enforcement of Agreement. The Parties hereto acknowledge and agree that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by any Party could not be adequately compensated by monetary damages. Accordingly, the Parties agree that, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of the provisions of this Agreement, without posting any bond or other undertaking.

         11.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto; provided, however, that the Purchaser may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.6. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender.

         11.7. Captions. The Section, Subsection and other titles and captions contained in this Agreement, the Schedules and the Exhibits to this Agreement, and any table of contents contained in this Agreement, are inserted herein only as a matter of convenience of reference, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to sections of this Agreement, and all references to Schedules and Exhibits are references to Schedules and Exhibits to this Agreement.

         11.8. Controlling Law; Integration; Amendment; Certain Construction Rules. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Virginia without regard to such jurisdiction's choice of law rules. This Agreement may not be amended, modified or supplemented except by a written agreement of the Parties. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any Governmental Body by reason of such Party's or such Person's counsel having or being deemed to have structured or drafted such provision. Except as otherwise expressly provided herein, all representations and warranties contained herein shall be deemed to have been made as of the date hereof.

         11.9. Counterparts; Execution and Delivery of Signature Pages. This Agreement may be executed in multiple counterparts and by the Parties hereto on separate counterparts which, taken together, shall constitute one binding agreement. This Agreement shall also be deemed duly executed, delivered and in full force and effect if (a) each of the Parties hereto has properly executed a signature page to this Agreement, designated as such (a "Signature Page") on which such Party's signature is called for, and (b) each Party has transmitted such executed Signature Page by facsimile transmission or courier service to each of the other Parties to this Agreement. Each Party to this Agreement undertakes to the other Parties that, in the event such Party executes this Agreement by means of executing and transmitting by facsimile transmission a Signature Page, such Party shall forthwith after such execution send by courier service to the other Parties to this Agreement a copy of the Signature Page hand-signed by such Party, provided, however, that any failure to dispatch such Signature Page by courier as aforesaid shall not affect the validity and enforceability of this Agreement, and it shall be deemed to be in full force and effect.

         11.10. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their successors or permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, or result in any Person's being deemed a third party beneficiary of this Agreement.

         11.11. Waiver. Any agreement on the part of a Party hereto to any extension or waiver of any obligation of any other Party hereunder shall be valid only if set forth in an instrument in writing signed on behalf of the Party entitled to enforce the obligation. A waiver by one Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty or as a waiver by any other Party. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date and year first above written.

                                        IA GLOBAL, INC.


                                        By: /s/ Alan Margerison
                                            ------------------------------------
                                            Name:  Alan Margerison
                                            Title: Chief Executive Officer

                                            February 9, 2005
                                            ------------------------------------
                                            Date

                                        IA GLOBAL ACQUISITION CO.


                                        By: /s/ Alan Margerison
                                            ------------------------------------
                                            Name:  Alan Margerison
                                            Title: Chief Executive Officer

                                            February 9, 2005
                                            ------------------------------------
                                            Date


                                        NANOCAT TECHNOLOGIES PTE LIMITED.



                                        By: /s/ Trevor Nairn
                                            ------------------------------------
                                            Name:  Trevor Nairn
                                            Title: Authorised Representative

                                            February 9, 2005
                                            ------------------------------------
                                            Date


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